Exhibit 99.1

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER RESULTS

WARSAW, N.Y., April 28, 2021 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the first quarter ended March 31, 2021.

Net income for the quarter was $20.7 million compared to $1.1 million in the first quarter of 2020. After preferred dividends, net income available to common shareholders was $20.3 million, or $1.27 per diluted share, compared to $762 thousand, or $0.05 per diluted share, in the first quarter of 2020.

Net income for both periods was significantly impacted by provision for credit losses. In the first quarter of 2020, provision of $13.9 million was driven by the adoption of the current expected credit loss standard (“CECL”) and the impact of the COVID-19 pandemic on the economic environment. The designated loss driver for the Company’s CECL model is the national unemployment forecast, which spiked in early 2020 at the onset of the pandemic. In the first quarter of 2021, provision was a benefit of $2.0 million due to continued improvement in the national unemployment forecast and positive trends in qualitative factors, resulting in a release of credit loss reserves.

Pre-tax pre-provision income(1) for the quarter was the highest in Company history at $24.1 million, an increase of $8.7 million from the first quarter of 2020.

“We are very pleased to report another solid quarter for our Company, reflecting strong underlying performance across our businesses,” said President and Chief Executive Officer Martin K. Birmingham. “In addition to the positive provision impact, we reported continued growth in net interest income and noninterest income. We are also benefitting from cost savings as an outcome of the enterprise standardization program. These positive factors contributed to an efficiency ratio below 53% and record pre-tax pre-provision income for the quarter.

“The pace of activity has not slowed in 2021. We continue to assist new and existing customers with the Paycheck Protection Program (“PPP”), helping them obtain approximately $96 million of new loans and completing the forgiveness process for approximately $87 million of loans in the first quarter. We completed the acquisition of Landmark Group, significantly increasing awareness of our insurance offerings in the Rochester market and supporting our strategy of diversifying revenue. We also repurchased more than 230 thousand shares of common stock under our stock repurchase program at favorable pricing.

“As infection rates decline in our markets and vaccination rates rise, we are seeing signs of an expanded re-opening of the economy. I remain cautiously optimistic about the strength and timing of the economic recovery. We believe that our strong balance sheet, diversified business model and talented associates position us to perform well in this environment. The continued health, safety and financial well-being of our customers, associates and communities remains a key focus of the Company.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “Net interest margin was 3.29% for the quarter. Net interest income and net interest margin (“NIM”) benefited from the positive impact of PPP loan forgiveness and recognition of approximately $2.9 million of deferred fees in the quarter. Excluding all impacts of PPP loans, NIM was 3.15% for the first quarter of 2021 compared to 3.14% for the fourth quarter of 2020. NIM continues to be pressured by the interest rate environment and the lower respective yield of our excess liquidity position, driven by the increase in total deposits, up $929 million from the year earlier period.”

Stock Repurchase Program

On November 4, 2020, the Company announced a stock repurchase program for up to 801,879 shares of common stock, or approximately 5% of the Company’s outstanding common shares. Shares may be repurchased in open market transactions and pursuant to any trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The timing and number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The repurchase program does not obligate the Company to purchase any shares and it may be extended, modified or discontinued at any time.

No shares were repurchased in 2020 under this program. Year-to-date, the Company has repurchased 238,439 shares for an average repurchase price of $24.30 per share, inclusive of transaction costs.

Insurance Subsidiary Acquisition

On February 1, 2021, the Company’s insurance subsidiary SDN completed the acquisition of assets of Landmark Group (“Landmark”). A staple of the Rochester community since 1984, Landmark was an independent insurance brokerage firm delivering insurance, surety and risk management solutions across many business sectors including construction, manufacturing, real estate and technology, as well as individual personal insurance. Landmark Founder and Chairman Kelly M. Shea and President Christopher K. Shea remain with SDN to lead Rochester operations and continue their long-term relationship with clients.

Net Interest Income and Net Interest Margin

Net interest income was $37.9 million for the quarter, an increase of $1.7 million from the fourth quarter of 2020 and $4.7 million higher than the first quarter of 2020.

•

Average interest-earning assets for the quarter were $4.67 billion, $35.1 million higher than the fourth quarter of 2020 and $616.3 million higher than the first quarter of 2020. The increase was primarily the result of changes in the level of Federal Reserve interest-earning cash, $53.9 million lower than the fourth quarter of 2020 and $63.7 million higher than the first quarter of 2020; an increase in investment securities, $51.6 million higher than the fourth quarter of 2020 and $134.7 million higher than the first quarter of 2020; and growth in loans, $37.4 million higher than the fourth quarter of 2020 and $417.8 million higher than the first quarter of 2020. The average balance of PPP loans net of deferred fees was $248.5 million in the first quarter of 2021 and $262.4 million in the fourth quarter of 2020.

Net interest margin was 3.29% as compared to 3.13% in the fourth quarter of 2020 and 3.31% in the first quarter of 2020. Excluding the impact of lower-yielding PPP loans and related loan origination fees amortized over the term of the loan or upon loan forgiveness, net interest margin was 3.15% in the first quarter of 2021 and 3.14% in the fourth quarter of 2020.

•

Our net interest margin has been impacted by the interest rate environment that reflects a flatter yield curve and lower rates. In the fourth quarter of 2020 and first quarter of 2021, our excess liquidity position placed further pressure on net interest margin. Excess liquidity has been deployed into the investment securities portfolio, albeit at lower comparative yields, based on current market conditions.

Noninterest Income

Noninterest income was $13.0 million for the quarter, an increase of $1.6 million from the fourth quarter of 2020 and an increase of $3.0 million from the first quarter of 2020.

•

Service charges on deposits of $1.3 million was $197 thousand lower than the fourth quarter of 2020 and $295 thousand lower than the first quarter of 2020. Insufficient fund fees after the first quarter of 2020 remain lower than historic levels due to higher consumer account balances, likely due to the positive impact of stimulus programs. These fees are typically higher in the fourth quarter than the first quarter.

•

Insurance income of $1.4 million was $518 thousand higher than the fourth quarter of 2020 due to contingent revenue received in the first quarter each year combined with the impact of the February 2021 acquisition of Landmark. Income was relatively flat as compared to the first quarter of 2020.

•

Card interchange income of $2.0 million was relatively unchanged as compared to the fourth quarter of 2020 and $356 thousand higher than the first quarter of 2020 primarily due to the impact of COVID-19 on customer behavior in the last half of March 2020.

•

Investment advisory fees of $2.8 million was $177 thousand higher than the fourth quarter of 2020 and $526 thousand higher than the first quarter of 2020 as a result of an increase in assets under management driven by a combination of market gains, new customer accounts and contributions to existing accounts.

•

Income from investments in limited partnerships of $855 thousand was $615 thousand higher than the fourth quarter of 2020 and $642 thousand higher than the first quarter of 2020. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

•

Income from derivative instruments, net was $1.9 million, $971 thousand higher than the fourth quarter of 2020 and $1.1 million higher than the first quarter of 2020. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair market value of borrower-facing trades, which were positively impacted by the recent increase in longer-term interest rates.

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Net gain on sale of loans held for sale of $1.1 million was $519 thousand lower than the fourth quarter of 2020 as a result of a decrease in volume of residential real estate loans and $826 thousand higher than the first quarter of 2020 due to higher loan volume combined with an increase in transaction margin.

Noninterest Expense

Noninterest expense was $26.7 million in the quarter compared to $26.5 million in the fourth quarter of 2020 and $27.7 million in the first quarter of 2020.

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Salaries and employee benefits expense of $14.5 million was $302 thousand higher than the fourth quarter of 2020, primarily due to investments in personnel and the timing of merit increases effective in early March. The decrease of $549 thousand from the first quarter of 2020 reflects a streamlining of retail branches to better align with shifting customer needs and preferences, including the 2020 closure of seven branches.

•

Professional services expense of $1.9 million was $543 thousand higher than the fourth quarter of 2020 and $257 thousand lower than the first quarter of 2020 primarily due to the timing and level of audit fees and fees for consulting and advisory projects, including the Company’s improvement initiatives. Expenses related to improvement initiatives totaled $180 thousand in the first quarter of 2021, $56 thousand in the fourth quarter of 2020 and $599 thousand in the first quarter of 2020.

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Computer and data processing expense of $3.1 million was $98 thousand higher than the fourth quarter of 2020 and $448 thousand higher than the first quarter of 2020 due to investments in technology. The year-over-year increase also reflects costs related to the Bank’s online and mobile platform, Five Star Bank Digital Banking, launched in the second quarter of 2020.

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FDIC assessments were $765 thousand in the quarter compared to $737 thousand in the fourth quarter of 2020 and $372 thousand in the first quarter of 2020. The increase as compared to the first quarter of 2020 was the result of an increase in total assets combined with the impact of a $70 thousand credit from 2018 that was utilized in the first quarter of 2020.

Income Taxes

Income tax expense was $5.3 million for the quarter compared to $1.7 million in the fourth quarter of 2020 and $322 thousand in the first quarter of 2020. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the first quarter of 2021, fourth quarter of 2020, and first quarter of 2020, resulting in income tax expense reductions of approximately $244 thousand, $915 thousand and $197 thousand, respectively.

The effective tax rate was 20.5% for the quarter compared to 10.9% for the fourth quarter of 2020 and 22.2% for the first quarter of 2020. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $5.33 billion at March 31, 2021, up $416.8 million from December 31, 2020, and up $857.3 million from March 31, 2020.

Investment securities were $1.01 billion at March 31, 2021, up $109.6 million from December 31, 2020, and up $218.5 million from March 31, 2020. The Company’s initial 2020 investment strategy was to reinvest cash flow from the portfolio; however, the focus was redirected to deploying excess liquidity into cash flowing agency mortgage backed securities given the elevated cash position experienced across the banking system. Increased purchase activity in the first quarter of 2021 resulted from the continued execution of the strategy to reallocate excess Federal Reserve cash balances into collateral eligible agency mortgage backed securities that demonstrated higher yields, on a relative basis.

Total loans were $3.65 billion at March 31, 2020, up $59.2 million, or 1.6%, from December 31, and up $417.2 million, or 12.9%, from March 31, 2020.

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Commercial business loans totaled $816.9 million, up $22.8 million, or 2.9%, from December 31, 2020, and up $228.1 million, or 38.7%, from March 31, 2020. PPP loans net of deferred fees were $255.6 million and $248.0 million at March 31, 2021, and December 31, 2020, respectively, and are included in commercial business loans. Accordingly, commercial business loans excluding the impact of PPP increased 2.8% from December 31, 2020, and decreased 4.7% from March 31, 2020.

•	Commercial mortgage loans totaled $1.28 billion, up $22.9 million, or 1.8%, from December 31, 2020, and up $169.5 million, or 15.3%, from March 31, 2020.
•	Residential real estate loans totaled $601.6 million, up $1.8 million, or 0.3%, from December 31, 2020, and up $21.8 million, or 3.8%, from March 31, 2020.
•	Consumer indirect loans totaled $857.8 million, up $17.4 million, or 2.1%, from December 31, 2020 and up $14.1 million, or 1.7%, from March 31, 2020.

Total deposits were $4.72 billion at March 31, 2021, $437.6 million higher than December 31, 2020, and $928.8 million higher than March 31, 2020. The increase from December 31, 2020, was the result of a seasonal increase in public deposits combined with growth in the non-public and reciprocal deposit portfolios. The increase from March 31, 2020, was due to growth in non-public, reciprocal and public deposits. Public deposit balances represented 24% of total deposits at March 31, 2021, compared to 20% of total deposits at December 31, 2020, and 27% at March 31, 2020.

There were no short-term borrowings outstanding at March 31, 2021, a decrease of $5.3 million and $109.5 million from December 31, 2020, and March 31, 2020, respectively. The decline is the result of the Company’s decision to utilize brokered deposits as a cost-effective alternative to Federal Home Loan Bank borrowings. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits. In February 2020, the Company entered a long-term brokered sweep arrangement as a stable alternative borrowing source to diversify the wholesale funding base.

Shareholders’ equity was $466.3 million at March 31, 2021, compared to $468.4 million at December 31, 2020, and $439.4 million at March 31, 2020. Common book value per share was $28.36 at March 31, 2021, an increase of $0.24 or 0.9% from $28.12 at December 31, 2020, and an increase of $2.01 or 7.6% from $26.35 at March 31, 2020. Tangible common book value per share(1) was $23.66 at March 31, 2021, an increase of $0.14 or 0.6% from $23.52 at December 31, 2020, and an increase of $1.97 or 9.1% from $21.69 at March 31, 2020.

The common equity to assets ratio was 8.42% at March 31, 2021, compared to 9.18% at December 31, 2020, and 9.44% at March 31, 2020. Tangible common equity to tangible assets(1), or the TCE ratio, was 7.13%, 7.80% and 7.90% at March 31, 2021, December 31, 2020, and March 31, 2020, respectively. The primary driver of declines in both ratios compared to prior periods was the significant increase in total assets, specifically the increase in liquidity. The ratios were impacted to a lesser degree by a decrease in accumulated other comprehensive income (loss) associated with unrealized losses in the available for sale securities portfolio and the impact of share repurchases during the first quarter of 2021, partially offset by the positive impact of earnings.

During the first quarter of 2021, the Company declared a common stock dividend of $0.27 per common share, an increase of 3.8% over the previous dividend. The dividend returned 21% of first quarter net income to common shareholders.

The Company’s regulatory capital ratios at March 31, 2021, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.35%, compared to 8.25% and 8.78% at December 31, 2020, and March 31, 2020, respectively.
•	Common Equity Tier 1 Capital Ratio was 10.22%, compared to 10.18% and 10.05% at December 31, 2020, and March 31, 2020, respectively.
•	Tier 1 Capital Ratio was 10.66%, compared to 10.63% and 10.53% at December 31, 2020, and March 31, 2020, respectively.
•	Total Risk-Based Capital Ratio was 13.53%, compared to 13.61% and 12.54% at December 31, 2020, and March 31, 2020, respectively.

Credit Quality

Non-performing loans were $9.7 million at March 31, 2021, compared to $9.5 million at December 31, 2020, and $12.4 million at March 31, 2020. Net charge-offs were $887 thousand in the quarter, $1.5 million lower than the fourth quarter of 2020 and $9.3 million lower than the first quarter of 2020. Higher first quarter 2020 non-performing loans and charge-offs were the result of one commercial credit that was downgraded and partially charged-off. The borrower’s business was related to the hospitality industry and the downgrade and charge-off were precipitated by the impact of COVID-19. The ratio of annualized net charge-offs to total average loans was 0.10% in the current quarter, 0.27% in the fourth quarter of 2020 and 1.27% in the first quarter of 2020.

Foreclosed assets at March 31, 2021, were $3.0 million, unchanged from December 31, 2020, and an increase of $2.2 million from March 31, 2020. The increase from March 31, 2020, is attributable to the commercial credit previously described; the loan was partially charged off during the first quarter of 2020 and foreclosure occurred in the third quarter.

At March 31, 2021, the allowance for credit losses - loans to total loans ratio was 1.36% compared to 1.46% at December 31, 2020, and 1.34% at March 31, 2020. PPP loans are fully guaranteed by the Small Business Administration. Excluding PPP loans, the March 31, 2020, allowance for credit losses - loans to total loans ratio(1) was 1.47%, a decrease of ten basis points from 1.57% at December 31, 2020.

Provision (benefit) for credit losses - loans was a $1.7 million benefit in the quarter compared to provisions of $5.4 million in the fourth quarter of 2020 and $13.4 million in the first quarter of 2020. Changes in the allowance for unfunded commitments, also included in provision (benefit) for credit losses, were a $276 thousand decrease in the first quarter of 2021 and increases of $73 thousand and $493 thousand in the fourth and first quarters of 2020, respectively.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.27% at March 31, 2021, 0.26% at December 31, 2020, and 0.38% at March 31, 2020. The ratio of allowance for credit losses - loans to non-performing loans was 514% at March 31, 2021, compared to 551% at December 31, 2020, and 350% at March 31, 2020.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2021, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2021, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on April 29, 2021, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 45 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the impact of the COVID-19 pandemic on the Company’s customers, business, and results of operations as well as the economy in Western New York and the United States, the Company’s ability to implement its strategic plan, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Landmark Group and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2021	2020
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$344,790	$93,878	$282,070	$119,610	$152,168
Investment securities:
Available for sale	753,489	628,059	515,971	469,413	444,845
Held-to-maturity, net	256,127	271,966	290,946	309,872	346,239
Total investment securities	1,009,616	900,025	806,917	779,285	791,084
Loans held for sale	5,685	4,305	7,076	6,654	3,822
Loans:
Commercial business	816,936	794,148	818,135	818,691	588,868
Commercial mortgage	1,276,841	1,253,901	1,202,046	1,140,326	1,107,376
Residential real estate loans	601,609	599,800	596,902	585,035	579,800
Residential real estate lines	85,362	89,805	94,017	97,427	102,113
Consumer indirect	857,804	840,421	840,579	828,105	843,668
Other consumer	15,834	17,063	16,860	16,237	15,402
Total loans	3,654,386	3,595,138	3,568,539	3,485,821	3,237,227
Allowance for credit losses - loans	49,828	52,420	49,395	46,316	43,356
Total loans, net	3,604,558	3,542,718	3,519,144	3,439,505	3,193,871
Total interest-earning assets	4,963,264	4,520,416	4,577,057	4,314,490	4,116,688
Goodwill and other intangible assets, net	74,528	73,789	74,062	74,342	74,629
Total assets	5,329,056	4,912,306	4,959,201	4,680,930	4,471,768
Deposits:
Noninterest-bearing demand	1,099,608	1,018,549	1,013,176	1,008,958	732,917
Interest-bearing demand	873,390	731,885	786,059	727,676	724,670
Savings and money market	1,826,621	1,642,340	1,724,463	1,368,805	1,270,253
Time deposits	916,395	885,593	841,230	888,569	1,059,345
Total deposits	4,716,014	4,278,367	4,364,928	3,994,008	3,787,185
Short-term borrowings	-	5,300	5,300	105,300	109,500
Long-term borrowings, net	73,679	73,623	39,258	39,308	39,291
Total interest-bearing liabilities	3,690,085	3,338,741	3,396,310	3,129,658	3,203,059
Shareholders’ equity	466,284	468,363	456,361	448,045	439,393
Common shareholders’ equity	448,962	451,035	439,033	430,717	422,065
Tangible common equity (1)	374,434	377,246	364,971	356,375	347,436
Accumulated other comprehensive income (loss)	$(10,572)	$2,128	$(209)	$(496)	$(2,082)

Common shares outstanding	15,829	16,042	16,038	16,038	16,020
Treasury shares	271	58	62	62	80
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.35%	8.25%	8.42%	8.49%	8.78%
Common equity Tier 1 capital ratio	10.22%	10.18%	10.19%	10.27%	10.05%
Tier 1 capital ratio	10.66%	10.63%	10.66%	10.76%	10.53%
Total risk-based capital ratio	13.53%	13.61%	12.74%	12.83%	12.54%
Common equity to assets	8.42%	9.18%	8.85%	9.20%	9.44%
Tangible common equity to tangible assets (1)	7.13%	7.80%	7.47%	7.74%	7.90%

Common book value per share	$28.36	$28.12	$27.38	$26.86	$26.35
Tangible common book value per share (1)	$23.66	$23.52	$22.76	$22.22	$21.69

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2021	2020
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$41,273	$40,168	$39,719	$39,759	$41,653
Interest expense	3,416	3,987	4,220	5,578	8,529
Net interest income	37,857	36,181	35,499	34,181	33,124
Provision (benefit) for credit losses	(1,981)	5,495	4,028	3,746	13,915
Net interest income after provision for credit losses	39,838	30,686	31,471	30,435	19,209
Noninterest income:
Service charges on deposits	1,292	1,489	1,254	480	1,587
Insurance income	1,396	878	1,357	819	1,349
Card interchange income	1,958	1,960	1,943	1,776	1,602
Investment advisory	2,772	2,595	2,443	2,251	2,246
Company owned life insurance	657	505	470	462	465
Investments in limited partnerships	855	240	(105)	(244)	213
Loan servicing	97	143	49	50	7
Income from derivative
instruments, net	1,875	904	1,931	1,940	746
Net gain on sale of loans held for sale	1,078	1,597	1,397	612	252
Net gain on investment securities	74	150	554	674	221
Net gain (loss) on other assets	(5)	(69)	(55)	(1)	64
Net loss on tax credit investments	(85)	(155)	(40)	(40)	(40)
Other	995	1,099	1,019	934	1,198
Total noninterest income	12,959	11,336	12,217	9,713	9,910
Noninterest expense:
Salaries and employee benefits	14,465	14,163	15,085	15,074	15,014
Occupancy and equipment	3,382	3,248	3,263	3,388	3,756
Professional services	1,895	1,352	1,242	1,580	2,152
Computer and data processing	3,121	3,023	3,250	2,699	2,673
Supplies and postage	484	442	463	517	553
FDIC assessments	765	737	594	539	372
Advertising and promotions	324	554	955	545	555
Amortization of intangibles	271	273	280	287	294
Restructuring charges	-	130	1,362	-	-
Other	2,033	2,612	1,981	1,946	2,301
Total noninterest expense	26,740	26,534	28,475	26,575	27,670
Income before income taxes	26,057	15,488	15,213	13,573	1,449
Income tax expense	5,347	1,688	2,940	2,441	322
Net income	20,710	13,800	12,273	11,132	1,127
Preferred stock dividends	365	365	365	366	365
Net income available to common
shareholders	$20,345	$13,435	$11,908	$10,766	$762
FINANCIAL RATIOS:
Earnings per share – basic	$1.28	$0.84	$0.74	$0.67	$0.05
Earnings per share – diluted	$1.27	$0.84	$0.74	$0.67	$0.05
Cash dividends declared on common stock	$0.27	$0.26	$0.26	$0.26	$0.26
Common dividend payout ratio	21.09%	30.95%	35.14%	38.81%	520.00%
Dividend yield (annualized)	3.62%	4.60%	6.72%	5.60%	5.76%
Return on average assets	1.66%	1.10%	1.02%	0.97%	0.10%
Return on average equity	17.92%	11.86%	10.72%	10.05%	1.03%
Return on average common equity	18.28%	12.00%	10.82%	10.11%	0.72%
Return on average tangible common
equity (1)	21.88%	14.38%	13.02%	12.25%	0.88%
Efficiency ratio (2)	52.51%	55.79%	60.12%	61.16%	64.26%
Effective tax rate	20.5%	10.9%	19.3%	18.0%	22.2%

(1)

Beginning in the fourth quarter of 2020, pair off fees on forward sale mortgage contracts are included in net gain on sale of loans held for sale. Previously, they were included in other expense. Prior periods have been reclassified to conform to the current presentation.

(2)

Beginning in the first quarter of 2020, software service contracts and software amortization are classified as computer and data processing expense. Previously, they were included in occupancy and equipment expense. Prior periods have been reclassified to conform to the current presentation.

(3)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(4)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2021	2020
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$123,042	$176,950	$121,929	$92,214	$59,309
Investment securities (1)	914,569	862,956	769,673	766,636	779,894
Loans:
Commercial business	798,866	803,536	808,582	757,588	570,886
Commercial mortgage	1,284,290	1,243,035	1,180,747	1,133,832	1,100,660
Residential real estate loans	602,866	599,773	590,483	581,651	578,407
Residential real estate lines	87,681	91,856	95,288	99,543	102,680
Consumer indirect	842,873	840,210	830,647	827,030	846,800
Other consumer	16,167	16,948	16,445	15,155	15,466
Total loans	3,632,743	3,595,358	3,522,192	3,414,799	3,214,899
Total interest-earning assets	4,670,354	4,635,264	4,413,794	4,273,649	4,054,102
Goodwill and other intangible assets, net	74,214	73,942	74,220	74,504	74,797
Total assets	5,045,180	4,992,886	4,775,333	4,624,360	4,376,125
Interest-bearing liabilities:
Interest-bearing demand	790,996	774,688	704,550	712,300	667,533
Savings and money market	1,724,577	1,722,938	1,574,068	1,329,632	1,143,628
Time deposits	863,924	871,103	867,479	984,832	1,116,736
Short-term borrowings	1,178	9,188	57,856	110,272	169,827
Long-term borrowings, net	73,636	71,481	39,314	39,297	39,279
Total interest-bearing liabilities	3,454,311	3,449,398	3,243,267	3,176,333	3,137,003
Noninterest-bearing demand deposits	1,044,733	997,607	987,908	912,238	721,975
Total deposits	4,424,230	4,366,336	4,134,005	3,939,002	3,649,872
Total liabilities	4,576,545	4,530,043	4,320,057	4,178,921	3,934,909
Shareholders’ equity	468,635	462,843	455,276	445,439	441,216
Common equity	451,311	445,515	437,948	428,111	423,888
Tangible common equity (2)	$377,097	$371,573	$363,728	$353,607	$349,091
Common shares outstanding:
Basic	15,889	16,032	16,031	16,018	16,006
Diluted	15,972	16,078	16,058	16,047	16,069
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.91%	2.06%	2.23%	2.49%	2.48%
Loans	4.13%	3.97%	4.02%	4.14%	4.61%
Total interest-earning assets	3.59%	3.46%	3.60%	3.76%	4.15%
Interest-bearing demand	0.13%	0.13%	0.14%	0.14%	0.21%
Savings and money market	0.21%	0.25%	0.28%	0.31%	0.56%
Time deposits	0.51%	0.66%	0.92%	1.39%	1.83%
Short-term borrowings	41.07%	8.49%	1.60%	1.03%	2.11%
Long-term borrowings, net	5.77%	5.76%	6.31%	6.29%	6.29%
Total interest-bearing liabilities	0.40%	0.46%	0.52%	0.71%	1.09%
Net interest rate spread	3.19%	3.00%	3.08%	3.05%	3.06%
Net interest margin	3.29%	3.13%	3.22%	3.23%	3.31%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2021	2020
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance, prior to
adoption of CECL	$52,420	$49,395	$46,316	$43,356	$30,482
Impact of adopting CECL	-	-	-	-	9,594
Beginning balance, after
adoption of CECL	52,420	49,395	46,316	43,356	40,076
Net loan charge-offs (recoveries):
Commercial business	(152)	747	(88)	(1,458)	8,183
Commercial mortgage	203	80	603	1,072	-
Residential real estate loans	6	(3)	(7)	(6)	88
Residential real estate lines	70	-	-	-	(3)
Consumer indirect	743	1,462	(115)	1,175	1,756
Other consumer	17	112	95	3	119
Total net charge-offs	887	2,398	488	786	10,143
Provision (benefit) for credit losses - loans	(1,705)	5,423	3,567	3,746	13,423
Ending balance	$49,828	$52,420	$49,395	$46,316	$43,356

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.08%	0.37%	-0.04%	-0.77%	5.77%
Commercial mortgage	0.06%	0.03%	0.20%	0.38%	0.00%
Residential real estate loans	0.00%	0.00%	0.00%	0.00%	0.06%
Residential real estate lines	0.32%	0.00%	0.00%	0.00%	-0.01%
Consumer indirect	0.36%	0.69%	-0.05%	0.57%	0.83%
Other consumer	0.44%	2.64%	2.31%	0.08%	3.09%
Total loans	0.10%	0.27%	0.06%	0.09%	1.27%

Supplemental information (1)
Non-performing loans:
Commercial business	$1,742	$1,975	$2,628	$4,918	$5,507
Commercial mortgage	3,402	2,906	3,372	4,140	2,984
Residential real estate loans	2,519	2,587	3,305	2,992	1,971
Residential real estate lines	256	323	207	177	143
Consumer indirect	1,482	1,495	1,244	868	1,777
Other consumer	287	231	147	87	2
Total non-performing loans	9,688	9,517	10,903	13,182	12,384
Foreclosed assets	2,966	2,966	2,999	679	749
Total non-performing assets	$12,654	$12,483	$13,902	$13,861	$13,133

Total non-performing loans to total loans	0.27%	0.26%	0.31%	0.38%	0.38%
Total non-performing assets to total assets	0.24%	0.25%	0.28%	0.30%	0.29%
Allowance for credit losses - loans to total loans	1.36%	1.46%	1.38%	1.33%	1.34%
Allowance for credit losses - loans to non-performing loans	514%	551%	453%	351%	350%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2021	2020
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets	$5,329,056	$4,912,306	$4,959,201	$4,680,930	$4,471,768
Less: Goodwill and other intangible assets, net	74,528	73,789	74,062	74,342	74,629
Tangible assets	$5,254,528	$4,838,517	$4,885,139	$4,606,588	$4,397,139

Ending tangible common equity:
Common shareholders’ equity	$448,962	$451,035	$439,033	$430,717	$422,065
Less: Goodwill and other intangible assets, net	74,528	73,789	74,062	74,342	74,629
Tangible common equity	$374,434	$377,246	$364,971	$356,375	$347,436

Tangible common equity to tangible assets (1)	7.13%	7.80%	7.47%	7.74%	7.90%

Common shares outstanding	15,829	16,042	16,038	16,038	16,020
Tangible common book value per share (2)	$23.66	$23.52	$22.76	$22.22	$21.69

Average tangible assets:
Average assets	$5,045,180	$4,992,886	$4,775,333	$4,624,360	$4,376,125
Less: Average goodwill and other intangible assets, net	74,214	73,942	74,220	74,504	74,797
Average tangible assets	$4,970,966	$4,918,944	$4,701,113	$4,549,856	$4,301,328

Average tangible common equity:
Average common equity	$451,311	$445,515	$437,948	$428,111	$423,888
Less: Average goodwill and other intangible assets, net	74,214	73,942	74,220	74,504	74,797
Average tangible common equity	$377,097	$371,573	$363,728	$353,607	$349,091

Net income available to common shareholders	$20,345	$13,435	$11,908	$10,766	$762
Return on average tangible common equity (3)	21.88%	14.38%	13.02%	12.25%	0.88%

Pre-tax pre-provision income:
Net income	$20,710	$13,800	$12,273	$11,132	$1,127
Add: Income tax expense	5,347	1,688	2,940	2,441	322
Add: Provision (benefit) for credit losses	(1,981)	5,495	4,028	3,746	13,915
Pre-tax pre-provision income	$24,076	$20,983	$19,241	$17,319	$15,364

Total loans excluding PPP loans:
Total loans	$3,654,386	$3,595,138	$3,568,539	$3,485,821
Less: Total PPP loans	255,595	247,951	264,138	261,468
Total loans excluding PPP loans	$3,398,791	$3,347,187	$3,304,401	$3,224,352

Allowance for credit losses - loans	$49,828	$52,420	$49,395	$46,316
Allowance for credit losses - loans to total loans excluding PPP loans (4)	1.47%	1.57%	1.49%	1.44%

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)	Allowance for credit losses – loans divided by total loans excluding PPP loans.